SUPPLEMENT Dated July 17, 2013
To the Current Prospectus

ING GoldenSelect Guarantee Annuity
ING SmartDesign Multi-Rate Index Annuity

Issued by ING USA Annuity and Life Insurance Company

This supplement updates the prospectus for your variable annuity contract and any subsequent supplements thereto. Please read it carefully and keep it with your copy of the prospectus for future reference. If you have any questions, please call our Customer Service Center at 1-800-366-0066.

The section titled “Same-Sex Marriages” in your prospectus is deleted and replaced with the following:

Same-Sex Marriages
Before June 26, 2013, pursuant to Section 3 of the federal Defense of Marriage Act (“DOMA”), same-sex marriages were not recognized for purposes of federal law. On that date the U.S. Supreme Court held in United States v.
Windsor that Section 3 of DOMA is unconstitutional. While valid same-sex marriages are now recognized under federal law and the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under
Tax Code sections 72(s) and 401(a)(9) are now available to a same-sex spouse, there are still unanswered questions regarding the scope and impact of the Windsor decision. Consequently, if you are married to a same-sex spouse you should contact a qualified tax adviser regarding your spouse’s rights and benefits under the contract described in this prospectus and your particular tax situation.

X.GOSMA-13	July 2013